     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 2000


                                                      REGISTRATION NO. 333-34642
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 4

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              AUTOTRADER.COM, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

           DELAWARE                           7389                          58-2534364
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                   5775 PEACHTREE DUNWOODY ROAD, SUITE A-200
                             ATLANTA, GEORGIA 30342
                                 (404)269-8000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             ---------------------

                              WILLIAM N. TEMPLETON
                   CHIEF FINANCIAL OFFICER AND VICE PRESIDENT
                              AUTOTRADER.COM, INC.
                   5775 PEACHTREE DUNWOODY ROAD, SUITE A-200
                             ATLANTA, GEORGIA 30342
                                 (404) 843-5000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                             ---------------------

                                   COPIES TO:

               STUART A. SHELDON                               KRIS F. HEINZELMAN
               JOHN W. MCNAMARA                              CRAVATH, SWAINE & MOORE
         DOW, LOHNES & ALBERTSON, PLLC                           WORLDWIDE PLAZA
        1200 NEW HAMPSHIRE AVENUE, N.W.                         825 EIGHTH AVENUE
            WASHINGTON, D.C. 20036                          NEW YORK, NEW YORK 10019
                (202) 776-2000                                   (212) 474-1000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee. All of these fees are being paid by AutoTrader.com.

Registration Fee............................................  $ 26,400
NASD Filing Fee.............................................    10,500
Nasdaq Stock Market Listing Application Fee.................    95,000
Legal Fees and Expenses.....................................   900,000
Accounting Fees and Expenses................................   600,000
Printing and Engraving Fees.................................   225,000
Transfer Agent and Registrar Fee............................         *
Miscellaneous...............................................         *
                                                              --------
          Total.............................................  $      *
                                                              ========

---------------

* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. In the absence of the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The certificate of incorporation limits the liability of AutoTrader.com's directors to AutoTrader.com or its stockholders to the fullest extent permitted by the Delaware statute. Specifically, the directors of AutoTrader.com will not be personably liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to AutoTrader.com or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (which relates to the unlawful payment of a dividend or an unlawful stock purchase or redemption by a corporation) or (iv) for any transaction from which a director derived an improper personal benefit. The inclusion of this provision in the certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited AutoTrader.com and its stockholders.

     AutoTrader.com has entered into indemnification agreements with each of its directors. These agreements provide for the indemnification of directors by AutoTrader.com under certain conditions in connection with actions brought against a director based on the fact of his or her service as a director of AutoTrader.com or based on any action taken by him or her as a director. Under these agreements, a director is indemnified against all expenses, costs, attorneys' fees, settlements, judgments, fines or penalties incurred in connection with any action other than an action brought by or on behalf of AutoTrader.com, as long as the director had acted in good faith and in the best interests of AutoTrader.com (and in the case of a criminal proceeding, as long as the director had no reason to believe that his or her conduct was unlawful).

     In connection with an action by or on behalf of AutoTrader.com, a director is indemnified against any expenses, costs, attorneys' fees or settlements (where permitted by law), as long as such director had acted in good faith and in the best interests of AutoTrader.com. However, the director will not be entitled to indemnification in such an action if he or she is found to be liable to the company, unless the court determines that despite this liability, the director is fairly and reasonably entitled to indemnification under the circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In December 1997, AutoConnect, L.L.C. (the predecessor of AutoTrader.com,
LLC) issued to Manheim Auctions, Inc. and ADP, Inc. 810,000 Class A membership units and 190,000 Class A membership units, respectively, in connection with AutoConnect, L.L.C.'s formation. The aggregate consideration paid for such securities was $17,324,757. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

     In August 1999, AutoConnect, L.L.C. (the predecessor of AutoTrader.com,
LLC) issued 250,000 Class A membership units to each of TPI, Inc. and LTM Company, L.P. in connection with the closing of the transactions contemplated by the Contribution Agreement. In consideration for such securities, assets with an agreed fair market value of $43,333,333 were contributed to AutoConnect, L.L.C. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

     In August 1999, AutoConnect, L.L.C. (the predecessor of AutoTrader.com,
LLC) issued 223,602 Class A membership units to ATC Holdings, Inc. in connection with the closing of the transactions contemplated by a Unit Purchase Agreement. The consideration paid for such securities was $19,378,881.99. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

     In August 1999, AutoConnect, L.L.C. (the predecessor of AutoTrader.com,
LLC) issued 139,752 Class A membership units to KPCB Holdings, Inc. in connection with the closing of the transactions contemplated by a Unit Purchase Agreement. The consideration paid for such securities was $12,111,801.24. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

     In August 1999, as part of the other transactions occurring at that time and described above, AutoConnect, L.L.C. changed its name to AutoTrader.com, LLC.

     In December 1999, AutoTrader.com, LLC effected a 14.168-for-1 split of its outstanding membership units.

     In February 2000, AutoTrader.com, LLC issued 7,955,311 membership units to its members pursuant to the consummation of a capital call. The aggregate consideration paid for such securities was $48,662,997.83. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

     In March 2000, AutoTrader.com, LLC issued 1,173,876 membership units to eBay, Inc. in connection with the closing of the transactions contemplated by a Unit Purchase Agreement. The consideration paid for such securities was $9,237,000. Such securities were issued pursuant to the exemption set forth in
Section 4(2) of the Securities Act.

     In March 2000, AutoTrader.com, LLC issued 5,326,544 membership units to its members pursuant to the consummation of a capital call. The aggregate consideration paid for such securities was $32,891,000. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

     The Registrant issued 100 shares of its common stock to AutoTrader.com, LLC on April 1, 2000 for an aggregate consideration of $100. The offering and sale of the shares of common stock were not registered under the Securities Act of 1933 because the offering and sale were made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder for transactions by an issuer not involving a public offering. As a result of a merger between the Registrant and AutoTrader.com, LLC concurrently with the consummation of the offering to which this registration statement relates, the holders of the limited liability company units of AutoTrader.com, LLC will exchange all of their membership units for the Registrant's Class A and Class B common stock on a one-for-one basis. For more information, see "Certain Relationships and Related
Transactions -- Reorganization." The offering and sale of the shares of common stock will not be registered under the Securities Act of 1933 because the offering and sale will be made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder for transactions by an issuer not involving a public offering (with the recipients representing their intentions to acquire the securities for their own accounts and not with a view to the distribution thereof and acknowledging that the securities will be issued in a transaction not registered under the Securities Act of 1933).

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT INDEX


EXHIBIT
-------
  *1.1    --   Form of Underwriting Agreement
  *2.1    --   Form of Agreement and Plan of Merger
  *3.1    --   Certificate of Incorporation of AutoTrader.com, Inc.
  *3.2    --   Form of Amended and Restated Certificate of Incorporation of
               AutoTrader.com, Inc.
  *3.3    --   Bylaws of AutoTrader.com, Inc.
  *3.4    --   Form of Amended and Restated Bylaws of AutoTrader.com, Inc.
  *4.1    --   Specimen Class A Common Stock Certificate
 **5.1    --   Opinion of Dow, Lohnes & Albertson, PLLC regarding the
               validity of the Class A common stock.
++10.1    --   Interactive Marketing Agreement, dated as of April 12, 1999, among AutoConnect, L.L.C. n/k/a AutoTrader.com, LLC and
               America Online, Inc.
 *10.2    --   Contribution Agreement, dated as of August 20, 1999, among
               Manheim Auctions, Inc., ADP, Inc., Trader Publishing
               Company, AutoConnect, L.L.C. n/k/a AutoTrader.com, LLC, TPI,
               Inc. and LTM Company, L.P.
 *10.3    --   License Agreement, dated as of August 20, 1999, between
               Trader Publishing Company and AutoConnect, L.L.C. n/k/a
               AutoTrader.com LLC.
 *10.4    --   Data Contribution Agreement, dated as of August 20, 1999,
               between Trader Publishing Company and AutoConnect, L.L.C.
               n/k/a AutoTrader.com, LLC.
 *10.5    --   Data Contribution Agreement, dated as of August 20, 1999,
               between AutoConnect, L.L.C. n/k/a AutoTrader.com, LLC and
               ADP, Inc.
 *10.6    --   Data Contribution Agreement, dated as of August 20, 1999,
               between AutoConnect, L.L.C. n/k/a AutoTrader.com, LLC and
               Manheim Auctions, Inc.
 *10.7    --   Unit Purchase Agreement, dated as of August 20, 1999, among
               AutoConnect, L.L.C. n/k/a AutoTrader.com, LLC, Manheim
               Auctions, Inc., ADP, Inc. and ATC Holdings, Inc.
 *10.8    --   Unit Purchase Agreement, dated as of August 20, 1999, among
               AutoConnect, L.L.C. n/k/a AutoTrader.com, LLC, Manheim
               Auctions, Inc., ADP, Inc. and KPCB Holdings, Inc.
 *10.9    --   Amended and Restated Registration Rights Agreement, dated as of August 20, 1999, among AutoConnect, L.L.C. n/k/a
               AutoTrader.com, LLC, Manheim Auctions, Inc., LTM Company,
               L.P., ATC Holdings, Inc., KPCB Holdings, Inc., as nominee
               and TPI, Inc.

EXHIBIT
-------
 *10.10   --   Asset Purchase Agreement, dated as of November 1, 1999,
               between AutoTrader.com, LLC and Intellisoft Development
               Corporation.
 *10.11   --   Web Advertising and Promotion Agreement, dated as of January
               18, 2000, between AutoTrader.com, LLC and Greenlight.com,
               Inc.
 *10.12   --   Marketing Agreement, dated as of March 6, 2000, between
               AutoTrader.com, LLC and eBay, Inc.
 *10.13   --   Marketing Services Agreement, dated as of March 6, 2000,
               between AutoTrader.com, LLC and eBay, Inc.
 *10.14   --   Unit Purchase Agreement, dated as of March 6, 2000, between
               AutoTrader.com, LLC and eBay, Inc.
 *10.15   --   Joinder Agreement, dated as of March 6, 2000, among
               AutoTrader.com, LLC, eBay, Inc. and Manheim ATC, Inc.
 *10.16   --   AutoTrader.com, Inc. 2000 Long-Term Incentive Plan.
 *10.17   --   AutoTrader.com, Inc. 2000 Employee Stock Purchase Plan.
 *10.18   --   AutoTrader.com, Inc. Equity Incentive Plan for Non-Employee
               Directors.
 *10.19   --   Form of Stockholders' Agreement, among AutoTrader.com, Inc.,
               Manheim Auctions, Inc., LTM Company, L.P., ATC Holdings,
               Inc., KPCB Holdings, Inc., as nominee, and TPI, Inc.
 *10.20   --   License Agreement, dated as of March 31, 1991, between TPI
               Holdings, Inc. and Trader Publishing Company.
**23.1    --   Consent of Dow, Lohnes & Albertson, PLLC (included in their opinion filed as Exhibit 5.1).
 *23.2    --   Consent and Report on Schedule of Deloitte & Touche LLP.
 *23.3    --   Consent of Deloitte & Touche LLP.
 *24.1    --   Power of Attorney (set forth on the signature page of this registration statement).
 *27.1    --   Financial Data Schedule (for SEC use only).


---------------

 *  Previously filed with the registration statement.
 ** To be filed by amendment.
 ++ Portions of this exhibit have been omitted pursuant to a request for confidential treatment, and the omitted portions have been filed separately with the Securities and Exchange Commission.

SCHEDULES

V. VALUATION AND QUALIFYING ACCOUNT

                                   SCHEDULE V

                              AUTOTRADER.COM, LLC

                        VALUATION AND QUALIFYING ACCOUNT

                                                     BALANCE AT    PROVISION                  BALANCE AT
                                                     BEGINNING    FOR DOUBTFUL                  END OF
                                                     OF PERIOD      ACCOUNTS     DEDUCTIONS     PERIOD
                                                     ----------   ------------   ----------   ----------
Period Ended December 31, 1997
  Allowance for doubtful accounts..................   $     --      $     --     $      --     $     --
                                                      ========      ========     =========     ========
Year Ended December 31, 1998
  Allowance for doubtful accounts..................   $     --      $  7,000     $      --     $  7,000
                                                      ========      ========     =========     ========
Year Ended December 31, 1999
  Allowance for doubtful accounts..................   $  7,000      $525,000     $(369,000)    $163,000
                                                      ========      ========     =========     ========

     All other schedules for which provisions are made in the applicable regulations of the SEC are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, AutoTrader.com, Inc. has duly caused this amendment no. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on August 4, 2000.


                                          AUTOTRADER.COM, INC.

                                          By:   /s/ VICTOR A. PERRY, III
                                            ------------------------------------
                                                    Victor A. Perry, III
                                               President and Chief Executive
                                                           Officer

     AutoTrader.com, Inc., a Delaware corporation, and each person whose signature appears below constitutes and appoints Victor A. Perry, III and William N. Templeton, and either of them, with full power to act without the others, such person's true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including, without limitation, post-effective amendments and any subsequent registration statement filed pursuant to Rule 462(b) or Rule 462(d) under the Securities Act of 1933, as amended), and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this amendment no. 4 to the registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

              /s/ VICTOR A. PERRY, III                 President and Chief Executive     August 4, 2000
-----------------------------------------------------    Officer and Director
                Victor A. Perry, III

                          *                            Vice President, Chief Financial   August 4, 2000
-----------------------------------------------------    Officer and Principal
                William N. Templeton                     Accounting Officer

                          *                            Director                          August 4, 2000
-----------------------------------------------------
                  James C. Kennedy

                          *                            Director                          August 4, 2000
-----------------------------------------------------
                   G. Dennis Berry

                          *                            Director                          August 4, 2000
-----------------------------------------------------
                 Darryll M. Ceccoli

                          *                            Director                          August 4, 2000
-----------------------------------------------------
                  David E. Easterly

                          *                            Director                          August 4, 2000
-----------------------------------------------------
                   Dean H. Eisner

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                          *                            Director                          August 4, 2000
-----------------------------------------------------
                  Robert C. O'Leary

                          *                            Director                          August 4, 2000
-----------------------------------------------------
                   Allan Stejskal

                          *                            Director                          August 4, 2000
-----------------------------------------------------
                Richard F. Barry, III

                          *                            Director                          August 4, 2000
-----------------------------------------------------
                    Joseph Lacob


                               *POWER OF ATTORNEY

     Victor A. Perry, III, by signing his name hereto, does sign this document on behalf of each of the persons indicated above for whom he is attorney-in-fact pursuant to a power of attorney duly executed by such person and filed with the SEC.

                                          By:   /s/ VICTOR A. PERRY, III
                                            ------------------------------------
                                                    Victor A. Perry, III
                                                      Attorney-in-fact